Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated August 7, 2026, which includes an explanatory paragraph relating to Inflection Point Acquisition Corp. VIII’s ability to continue as a going concern, relating to the financial statements of Inflection Point Acquisition Corp. VIII as of May 11, 2026 and for the period from May 6, 2026 (inception) through May 11, 2026, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 24, 2026